Exhibit 99.1

GOLDEN MINERALS PROVIDES UPDATE FOR VELARDENA OPERATIONS

Golden, Colorado — (PRNEWSWIRE) — August 30, 2012 — Golden Minerals Company (NYSE Mkt: AUMN; TSX: AUM) (“Golden Minerals” or “the Company”) today provided an update for the Velardeña Operations, located in Durango State in Mexico.

Golden Minerals is continuing to ramp up production at the Velardeña Operations to reach a combined oxide and sulfide plant throughput of 850 tonnes per day during the second quarter of 2013.  Capital and mine development costs for the 12 month period ending June 30, 2013 are estimated to be between $15.0 and $20.0 million, including approximately $5.0 million for mine development.  At 850 tonnes per day, the Company anticipates an annualized production rate of payable metals in the range from 1.0 to 1.2 million ounces of silver and 12,000 to 16,000 ounces of gold, resulting in 1.6 to 2.0 million ounces of silver equivalent (using a ratio of 50:1, gold to silver). At 850 tonnes per day, the Velardeña Operations are expected also to produce approximately 4.0 million pounds of combined payable lead and zinc.

The sulfide and oxide plants at Velardeña are currently operating at a combined capacity of approximately 600 tonnes per day. Mine operations are no longer constrained by the lack of underground mining equipment, and mine development should now permit the Company to open access to new stopes for mining commencing in the third quarter 2012. The Company has commenced commissioning of the bulk flotation process in the oxide plant, designed to recover additional gold from pyrite. Based on actual production for July and August to date, and anticipated production in September, the Company expects payable production for the third quarter to be approximately 10% to 20% higher than the average quarterly payable production for the first half of 2012.

The Company intends to further expand its operations to 1,150 tonnes per day throughput, and has recently commenced preliminary design and engineering.  The ramp-up to 1,150 tonnes daily throughput could begin as early as the first quarter of 2014, which could result in throughput at the full 1,150 tonne daily capacity being achieved by the fourth quarter of 2014. The Company’s preliminary estimate of capital and mine development cost for the 1,150 expansion, most of which would be spent from mid-2013 through 2014, is between $40.0 and $50.0 million, of which between $20.0 and $30.0 million would be for an autoclave circuit and approximately $10.0 million would be for mine development. In addition to the autoclave circuit, the expanded facility would also include the replacement of one sulfide ball mill and the addition of flotation and filtration capacity. The Company’s preliminary estimates of annualized payable production at 1,150 tonnes per day range from 1.8 to 2.2 million ounces of silver and 25,000 to 35,000 ounces of gold, resulting in 3.0 to 4.0 million ounces of silver equivalent (using a ratio of 50:1, gold to silver). At 1,150 tonnes per day, the Velardeña Operations would also produce up to 10.0 million pounds combined payable lead and zinc on an annualized basis. The Company expects cash operating cost per ounce of silver at the 1,150 tonnes per day throughput rate to be lower than average 2011 cash costs of approximately $7.25 per ounce of silver as reported by The Silver Institute World Silver Survey 2012 of GFMS-Thomson Reuters, compared to anticipated cash operating cost at the 850 tonnes per day throughput rate which are expected to be higher than such average 2011 cash costs.

As previously reported, the Company would require external funding for most of the capital and mine development costs for the planned ramp-up to 850 tonnes per day and the anticipated subsequent expansion to 1,150 tonnes per day, which may include debt, equity, product, leasing or project financing transactions.  There is uncertainty regarding whether the Company will be successful in obtaining sufficient funding on acceptable terms or at all.

GOLDEN MINERALS COMPANY

350 Indiana Street — Suite 800 — Golden, Colorado 80401 —  Telephone (303) 839-5060 —  Fax (303) 839-5907

About Golden Minerals

Golden Minerals is a Delaware corporation based in Golden, Colorado, primarily engaged in the ramp-up and expansion of existing production at the Velardeña Operations in Mexico and advancement of the evaluation stage El Quevar project in Argentina.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, and applicable Canadian securities laws, including statements regarding of the timing of anticipated mine development and production ramp-up at the Velardeña Operations, anticipated production at the Velardeña Operations for the third quarter 2012, anticipated annualized production rates at the Velardeña Operations at 850 tonnes per day and 1,150 tonnes per day throughput rates, estimates of capital mine development costs for the ramp-up to 850 tonnes per day throughput and preliminary estimates of capital and mine development costs for the potential expansion to 1,150 tonnes per day throughput, preliminary estimates of cash operating cost per ounce at the Velardeña Operations at 1,150 tonnes per day throughput rate, the timing of anticipated opening of new stopes for mining, plant optimization efforts, the sufficiency of mobile mining and other equipment on site for mine development activities, the potential expansion of Velardeña Operations throughput rates to 1,150 tonnes per day using autoclave processing and the possible timing and processing components of such an expansion; the requirement for external funding for the ramp-up to 850 tonnes per day and for the planned expansion to 1,150 tonnes per day. These statements are subject to risks and uncertainties, including, as previously reported, the fact that, without external funding, the Company expects that its cash and investments will be depleted in the first quarter 2013; timing and availability of external funding to complete the ramp-up to 850 tonnes per day throughput and the planned expansion to 1,150 tonnes per day throughput; unexpected events at the Velardeña Operations, including further delays or problems in mine development and plant optimization; operational changes or problems; variations in ore grade and relative amounts, grades and metallurgical characteristics of oxide and sulfide ores; delays or failure in receiving required board or government approvals or permits; technical, permitting, mining, metallurgical or processing issues; failure to achieve anticipated production and improvements in head grades, recoveries and concentrate production and quality at the Velardeña Operations; delays in or failure to realize anticipated benefits of plant optimization efforts; failure to realize anticipated gold production increases from the addition of the bulk flotation process being commissioned at the oxide plant; failure to realize anticipated production or increases in production from the anticipated increase in mine development and the commencement of mining in new stopes; loss of and inability to adequately replace skilled mining and management personnel; possible disputes with customers or joint venture partners; failure of undeveloped ore or veins to meet expectations; interpretations and changes in interpretations of geologic information; volatility or other changes in the U.S. and Canadian securities markets; availability and cost of materials, supplies and electrical power required for mining operations and exploration; fluctuations in silver, gold, zinc and lead prices, costs and general economic conditions; changes in political conditions, tax, environmental and other laws; and diminution of physical safety of employees in Mexico, and other conditions in the countries in which the Company operates.  Additional risks relating to Golden Minerals Company may be found in the periodic and current reports filed with the Securities Exchange Commission by Golden Minerals Company, including the Annual Report on Form 10-K for the year ended December 31, 2011.

Non-GAAP Financial Measures

In this press release, we use the term “cash operating cost per ounce” which is considered a Non-GAAP financial measure as defined in SEC Regulation S-K Item 10 and applicable Canadian securities law and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with U.S. generally accepted accounting principles (“GAAP”).  There are material limitations associated with the use of such non-GAAP measures. Since these measures do not incorporate revenues, changes in working capital and non-operating cash costs, they are not necessarily indicative of operating profit or cash flow from operations as determined under GAAP.  Changes in numerous factors including, but not limited to, mining rates, milling rates, ore grade, recoveries, costs of labor, consumables and mine site general and administrative activities can cause these measures to increase or decrease. We believe that these measures are similar to the measures of other silver mining companies, but may not be comparable to similarly titled measures in every instance.

“Cash operating cost per ounce” for silver is calculated by assuming that the Velardeña mine produces silver with gold, zinc and lead by-products. Total operating costs are allocated to silver, and estimated revenues from gold, zinc and lead production, net of smelting and refining costs for gold, lead and zinc, are credited against those costs.

The term “cash operating cost per ounce” includes actual mining, milling, mine related overhead costs, treatment and refining charges, freight, insurance and marketing costs incurred on metal production during the period. Cash operating cost excludes income taxes, depreciation, amortization and provisions for reclamation.  Cash operating cost differs from costs applicable to the sale of metals determined in accordance with GAAP.  Costs applicable to the sale of metals in accordance with GAAP reflect operating costs incurred to produce concentrates, dore and precipitates that were sold during the period and write-downs of inventory to net realizable value, whereas “cash operating cost per ounce” reflects costs incurred to produce concentrates, dore and precipitates produced during the period.  In addition, costs applicable to metals sold do not include certain treatment and refining charges, which in accordance with GAAP are netted against revenue.

Cash operating cost per ounce of silver is calculated by dividing cash operating cost for silver produced during the period as described above by payable ounces of silver. The payable ounces are the number of ounces of silver produced during the period reduced by the estimated number of ounces required to cover refining charges for such silver.

For additional information please visit http://www.goldenminerals.com/ or contact:

Golden Minerals Company

Jerry W. Danni

(303) 839-5060

Executive Vice President

SOURCE: Golden Minerals Company